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                           FORM 8-K. ---CURRENT REPORT


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of Report (Date of Earliest Event Reported): September 9, 1997


                              INVACARE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                                      OHIO
                 (State or Other Jurisdiction of Incorporation)


     0-12938                                              95-2680965
 (Commission File No.)                         (IRS Employer Identification No.)


                899 Cleveland Street, P.O. Box 4028, Elyria, Ohio
                    (Address of Principal Executive Offices)


                                      44036
                                   (Zip Code)


                                 (216) 329-6000
              (Registrant's Telephone Number, Including Area Code)



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     Invacare Corporation Announces Acceleration of Strategic Initiatives, Third
Quarter Charge and Authorization of Stock Repurchase Program


         Elyria, OH - (September 9, 1997) - Invacare Corporation (NASDAQ: IVCR) today announced that certain strategic initiatives would be accelerated in order to more quickly lower its operating cost structure to meet the current and projected competitive environment.

         A. Malachi Mixon, III, Invacare's chairman and chief executive officer, stated "These accelerated initiatives and other items will result in a third-quarter pre-tax charge of approximately $61.0 million, or $1.27 per share.

         Among other things, the charge provides for accelerated global manufacturing facility consolidations, accelerated global systems' initiatives including year 2000 compliance, elimination of unprofitable non-strategic product lines and an increase in the company's reserve for bad debts to conservatively reflect the increased provider credit risk caused by recently enacted Medicare reimbursement cuts which become effective January 1, 1998."

         "The current competitive climate requires that we accelerate these activities in order to maintain and improve the company's position as the total lowest-cost supplier in the industry," continued Mixon, "and to provide a base from which to reaccelerate growth in both sales and earnings in 1998 and beyond. In effect, we will strengthen our position of industry leadership by attacking on all fronts instead of phasing these actions over the next three years."

         Commenting on the current market environment and operating issues facing Invacare for the balance of the year, Mixon stated, "While pricing pressure continues to intensify and sales to the company's largest customer are below expectations, Invacare expects to meet current analyst earnings estimates in the third and fourth quarters, excluding the impact of the non-recurring charge."

         "The industry is experiencing a difficult operating environment in 1997," continued Mixon, "as among other things, the strong dollar and reimbursement pressures in Europe resulted in flat European market growth, and the uncertainty created by the Medicare budget debate in the United States caused dealer/providers to be cautious about their purchases. However, the overall demographics impacting our industry remain favorable and the consumer-choice upgrade provision contained in the Balanced Budget Act of 1997 provides exciting opportunities for our company with its broad and expanding product line."

         Mixon also stated that Invacare is expanding its target market definition to include all post-acute markets in addition to home care. These markets include nursing homes, sub-acute and acute long-term care, hospice, independent living centers, assisted-living centers and retirement homes. A separate sales and marketing organization has been created to focus on these new markets.

          "The expanded definition and a renewed focus on product areas in which Invacare has relatively low market shares are part of the company's strategy to return internally generated sales growth to the 12% to 15% range annually beginning in 1998," Mixon said. "The specific financial goals the company has established for itself include internal sales growth of 12% to 15% augmented by 12% to 15% sales growth from an increased focus on R&D and acquisitions." He indicated that the company has financing in place to support acquisitions that augment its existing business as well as provide entry into markets that fit the expanded business definition. In the area of new product development, additional resources have been committed to internally develop new products in higher growth/higher margin categories.
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          The company's  three-year compound earnings growth objective is 17% to
   20%, with potentially higher growth from accretive acquisitions.

         Mixon stated that the cost savings realized from the acceleration of the company's strategic initiatives will help to offset expected continued price deterioration as well as allow for expanded investment in sales and marketing programs and the increased focus on R&D. Pricing pressure is expected to continue in 1998 due to continued customer consolidation, increased competitive activity and the fact that a large customer purchase contract is up for bid at the end of 1997.

         Mixon concluded by saying that the company's board of directors and management are enthusiastic about the future of the company as Invacare remains the leader in a growing industry and is well-positioned with its broad product line and financial flexibility. To demonstrate this confidence in the company's future, Mixon announced that the board has authorized the company to repurchase up to 5,000,000 shares of common stock. The stock repurchases will be made from time to time depending on market conditions and the cash requirements of the company's acquisition and internal growth initiatives.

         Invacare Corporation is the world's leading manufacturer and distributor of home health care products and mobility products for people with disabilities. The company's headquarters are in Elyria, Ohio, and the firm has manufacturing plants in the United States, Australia, Canada, Germany, France, Mexico, New Zealand, Portugal, Switzerland and the United Kingdom. Products are distributed worldwide through more than 10,000 professional home care providers, institutions and retail outlets.

         With the exception of the historical information contained in this release, certain of the matters described herein contain forward-looking statements, including those statements relating to earnings and sales growth estimates and objectives, that involve risks and uncertainties which might cause the results of such forward-looking statements to differ materially from those anticipated. Such risks and uncertainties for the company include price pressure from competitors exceeding current expectations, successful implementation of the company's cost-reduction programs, the availability of attractive acquisition opportunities, further government action reducing reimbursement levels and foreign currency exchange rates, as well as the other risks detailed from time to time in the company's SEC filings.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            INVACARE CORPORATION



                                                      By:  /S/ Thomas R. Miklich
                                                      --------------------------
September 9,1997                                         Chief Financial Officer